Exhibit 99.7

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Commerce Union Bancshares, Inc. (“Commerce Union”) relating to the transactions contemplated by the Agreement and Plan of Merger, dated as of August 22, 2017, by and among Commerce Union, Community First, Inc. (“Community First”), and Pioneer Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Community First (the “merger”) and Community First will, as soon as reasonably practicable following the merger and as part of a single integrated transaction, merge with and into Commerce Union, the undersigned hereby consents to being named in the Registration Statement and all amendments thereto as a person who is to become a director of Commerce Union upon consummation of the merger, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Ruskin A. Vest, Jr.
Ruskin A. Vest, Jr.

October 17, 2017